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                                                                     EXHIBIT 2.1



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                            STOCK PURCHASE AGREEMENT

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                            VERSO TECHNOLOGIES, INC.

                                       AND

                          WA TELCOM PRODUCTS CO., INC.






                                  JUNE 4, 2001

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                               TABLE OF CONTENTS

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                                                                                                   PAGE
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
ARTICLE 1. PURCHASE AND SALE OF SHARES................................................................2
     SECTION 1.1   Purchase and Sale of Shares........................................................2
     SECTION 1.2   Purchase Price.....................................................................2
     SECTION 1.3   Contingent Purchase Price..........................................................2

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER...................................................4
     SECTION 2.1   Corporate Existence................................................................4
     SECTION 2.2   Authorization; Validity............................................................4
     SECTION 2.3   No Breach of Statute or Contract...................................................4
     SECTION 2.4   Subsidiaries.......................................................................5
     SECTION 2.5   Ownership of Shares................................................................5
     SECTION 2.6   Capitalization; Shares.............................................................5
     SECTION 2.7   Financial Statements...............................................................5
     SECTION 2.8   Absence of Undisclosed Liabilities.................................................6
     SECTION 2.9   Absence of Certain Changes or Events...............................................6
     SECTION 2.10  Proprietary Rights.................................................................7
     SECTION 2.11  Litigation.........................................................................8
     SECTION 2.12  Contracts and Commitments..........................................................8
     SECTION 2.13  Compliance with Laws; Environmental Matters........................................9
     SECTION 2.14  Taxes.............................................................................10
     SECTION 2.15  Employees.........................................................................10
     SECTION 2.16  Company Employee Benefit Plans....................................................10
     SECTION 2.17  Brokers...........................................................................14

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER...................................................14
     SECTION 3.1   Corporate Existence...............................................................14
     SECTION 3.2   Authorization; Validity...........................................................14
     SECTION 3.3   No Breach of Statute or Contract..................................................14

ARTICLE 4. COVENANTS.................................................................................15
     SECTION 4.1   Access to Information.............................................................15
     SECTION 4.2   Agreement to Cooperate............................................................15
     SECTION 4.3   Conduct of Business Prior to the Closing Date.....................................16
     SECTION 4.4   Announcements.....................................................................17
     SECTION 4.5   Satisfaction of Conditions........................................................18
     SECTION 4.6   WARN Act..........................................................................18
     SECTION 4.7   Motion for Bankruptcy Court Approval..............................................18
     SECTION 4.8   Break-up Fee......................................................................18

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
     SECTION 4.9   Operation of NACT after Closing...................................................18
     SECTION 4.10  Employee Matters..................................................................19
     SECTION 4.11  Non-Competition and Non-Disclosure Agreements.....................................20
     SECTION 4.12  Ownership of the UK Company.......................................................20
     SECTION 4.13  Release and Transfer of Affiliate Receivables.....................................20
     SECTION 4.14  Release of Certain Obligations....................................................21
     SECTION 4.15  Release of Guaranty...............................................................21

ARTICLE 5. CLOSING...................................................................................21
     SECTION 5.1   Closing...........................................................................21
     SECTION 5.2   Deliveries by Seller..............................................................21
     SECTION 5.3   Deliveries by Buyer...............................................................22

ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATIONS.......................................................22
     SECTION 6.1   Conditions to Obligations of Buyer................................................22
     SECTION 6.2   Conditions to Obligations of Seller...............................................24
     SECTION 6.3   Release of Guaranty...............................................................25

ARTICLE 7. INDEMNIFICATION; PATENT-RELATED LITIGATION................................................25
     SECTION 7.1   Survival of Covenants and Agreements..............................................25
     SECTION 7.2   Survival of Representations and Warranties........................................25
     SECTION 7.3   Indemnification...................................................................25
     SECTION 7.4   Limitations on Indemnification....................................................26
     SECTION 7.5   Procedure for Indemnification with Respect to Third-Party Claims..................26
     SECTION 7.6   Procedure For Indemnification with Respect to Non-Third-Party Claims..............27
     SECTION 7.7   Certain Patents...................................................................28
     SECTION 7.8   Payment...........................................................................29

ARTICLE 8. TERMINATION...............................................................................29
     SECTION 8.1   Termination by Buyer..............................................................29
     SECTION 8.2   Termination by Seller.............................................................30
     SECTION 8.3   Termination by Any Party..........................................................30
     SECTION 8.4   Termination by Mutual Consent.....................................................30
     SECTION 8.5   Effect of Termination.............................................................30
     SECTION 8.6   Specific Performance..............................................................30

ARTICLE 9. MISCELLANEOUS PROVISIONS..................................................................30
     SECTION 9.1   Notices...........................................................................31
     SECTION 9.2   Entire Agreement..................................................................31
     SECTION 9.3   Binding Effect; Assignment........................................................31
     SECTION 9.4   Captions..........................................................................32

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
     SECTION 9.5   Expenses of Transaction...........................................................32
     SECTION 9.6   Waiver; Consent...................................................................32
     SECTION 9.7   No Third Party Beneficiaries......................................................32
     SECTION 9.8   Counterparts......................................................................32
     SECTION 9.9   Gender............................................................................32
     SECTION 9.10  Governing Law.....................................................................32
     SECTION 9.11  Knowledge.........................................................................32
     SECTION 9.12  Incorporation of Exhibits and Schedules...........................................33
     SECTION 9.13  Costs and Attorneys' Fees.........................................................33
     SECTION 9.14  Certain Definitions...............................................................33

EXHIBIT A: Non-competition and Non-Disclosure Agreement


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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated June 4, 2001, is by and among Verso Technologies, Inc., a Minnesota corporation ("Buyer"), and WA Telcom Products Co., Inc., a Delaware corporation ("Seller").

                              W I T N E S S E T H:

         WHEREAS, NACT Telecommunications, Inc., a Delaware corporation (the "Company"), is engaged in the business of providing advanced telecommunications switching platforms with integrated applications software and network telecommunications capabilities (the "Business"); and

         WHEREAS, Seller is a wholly-owned subsidiary of World Access, Inc. ("World Access") and is the record and beneficial owner of 275 shares (the "Shares") of the issued and outstanding common stock, $.01 par value per share (the "Common Stock"), of the Company;

         WHEREAS, on April 24, 2001 (the "Petition Date"), Seller filed a voluntary petition (the "Petition") for reorganization relief pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as amended (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Court"), and has since continued in possession of its assets and in the management of its businesses pursuant to ss.ss. 1107 and 1108 of the Bankruptcy Code since the Petition Date;

         WHEREAS, the Chapter 11 case of Seller (the "Chapter 11 Case") remains pending before the Court;

         WHEREAS, Buyer, Seller and SunTrust Bank (the "Escrow Agent") are parties to that certain Escrow Agreement dated as of April 6, 2001 (the "Escrow Agreement");

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, certain capitalized terms used herein are defined in Section
9.14 hereof;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, each of Buyer and Seller agrees as follows:

                                   ARTICLE 1.
                           PURCHASE AND SALE OF SHARES

         SECTION 1.1. PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to the Shares for an amount equal to the Purchase Price (as hereinafter defined). On the Closing Date, Seller shall deliver to Buyer a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by a stock power executed in blank.

         SECTION 1.2 PURCHASE PRICE. The purchase price for the Shares (the "Purchase Price") shall be $19,500,000.00. The Purchase Price shall be payable as follows:

                  (a) Buyer and Seller shall instruct the Escrow Agent to pay the Escrow Fund (as defined in the Escrow Agreement) to Seller on the Closing Date by wire transfer of immediately available funds to a United States bank account of Seller as specified in such instructions to the Escrow Agent;

                  (b) an amount equal to $19,500,000.00 less the sum of (1) the amount of the Escrow Fund and (2) the Deferred Amount (as hereinafter defined) shall be paid on the Closing Date by wire transfer of immediately available funds to a United States bank account of Seller specified in writing to Buyer not later than two days prior to the Closing Date; and

                  (c) On March 31, 2002, Buyer shall pay to Seller by wire transfer the amount equal to the sum of (i) $5,339,830.00 less any amounts claimed by Buyer to be owed to it by Seller pursuant to Section 7.3 hereof (the "Deferred Amount") plus (ii) interest on the Deferred Amount at a rate per annum (compounded annually) equal to the "prime rate" announced by PNC Bank, National Association, calculated from (and including) the Closing Date through (and including) March 31, 2002.

Notwithstanding the forgoing, if Seller has not received the Release (as hereinafter defined) by the Closing Date in accordance with Sections 4.14 and 6.2(f) hereof, then Buyer shall increase the Purchase Price by increasing the amount set forth in clause (b) above by $375,000 and by increasing the Deferred Amount by $125,000, in which case the condition to Seller's obligation to perform hereunder set forth in Section 6.2(f) hereof shall be waived by Seller.

         SECTION 1.3 CONTINGENT PURCHASE PRICE. In addition to the Purchase Price, the Buyer shall pay to the Seller up to an additional $4,875,000.00 (the "Earnout") in cash as follows:

                  (a) If the Company's gross revenues for the year ending December 31, 2001, equal or exceed $34.0 million, then the Buyer will pay to the Seller within ten (10) days of the date on which the Buyer files its Annual Report on Form 10-K for the year ending December 31,


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

2001 (the "Form 10-K Filing Date") but in no event later than April 15, 2002 by wire transfer of immediately available funds to a United States bank account specified in writing to Buyer the sum of $2,437,500.00 less any reductions pursuant to subsection (c) below; and

                  (b) If the Company has Successfully Deployed (as hereinafter defined) its VOIP technology on or before September 30, 2001, then the Buyer will pay to the Seller within ten (10) days of the Form 10-K Filing Date but in no event later than April 15, 2002 by wire transfer of immediately available funds to a United States bank account specified in writing to Buyer the sum of $2,437,500.00 less any reductions pursuant to subsection (c) below. The Company shall be deemed to have "Successfully Deployed" its VOIP technology if, on or before September 30, 2001, the Company shall have (a) completed the development of Phase 1 of the VOIP PICO, IPAX, and 155 VOIP board, (b) completed the beta testing and general release of the foregoing products, (c) received a minimum of three (3) customer orders for such products with a minimum aggregate dollar value equal to $500,000, and (d) installed such products and obtained acceptance thereof by such customers; provided, however, that the Company shall not be deemed to have Successfully Deployed its VOIP technology if, (i) between September 30, 2001 and the date of payment pursuant to this Section 1.3(b), any material failures or defects (patent or latent) in, or material liabilities are incurred as a result of, the performance of such products which cannot be remedied by the Company without significant cost or expense or (ii) the Company has not received full payment of at least an aggregate of $500,000 for the products sold to at least three (3) of the customers referred to in clause (c) above by December 31, 2001 or has not otherwise agreed to a written payment plan with respect thereto, provided that the customer shall be current on such payment plan as of December 31, 2001 and shall have fully paid the amounts owing under such payment plan by March 31, 2002, and provided further that any such payment plan shall be approved by Buyer if such plan is agreed to by the Company prior to the Closing, such approval to not be unreasonably withheld or delayed.

                  (c) Notwithstanding the foregoing, the amounts payable pursuant to subsections (a) and (b) above shall be reduced by $0.50 for each dollar paid (or payable) by the Company (after the Closing) or the Buyer in respect of any Patent Damages (as hereinafter defined) as provided for in
Section 7.7 hereof.

                  (d) In the event the Form 10-K Filing Date has not occurred by April 15, 2002, the entire Earnout (less any reduction pursuant to subsection 1.3(c) above) shall be paid to Seller.


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                                   ARTICLE 2.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that, except as set forth on the Disclosure Statement to be delivered by Seller to Buyer prior to the execution of this Agreement (the "Disclosure Statement"):

         SECTION 2.1 CORPORATE EXISTENCE. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Seller, as a debtor-in-possession under Chapter 11 of the Bankruptcy Code, has the corporate power to own, operate or lease its properties and to carry on its business as now being conducted. Complete and correct copies of the Certificate of Incorporation of the Company and all amendments thereto, certified by the Secretary of State of the State of Delaware, and of the By-Laws of the Company and all amendments thereto, certified by the Secretary of the Company, shall be included in the Disclosure Statement. As a result of the business conducted by the Company or the character or location of its properties, the Company is duly qualified to do business and is in the states where the nature of the Business conducted by it or the character or location of its properties requires such qualification and where the failure to so qualify would have a material adverse effect on the Business or upon the ability of the Company to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect").

         SECTION 2.2 AUTHORIZATION; VALIDITY. Subject to the entry of the Final Order, Seller has all requisite corporate power and authority to enter into this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Subject to the entry of the Final Order, no declaration, recording or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, before or after the Closing Date, would not, in the aggregate, have a Material Adverse Effect. All necessary action has been taken by Seller with respect to the execution and delivery (and, subject to the entry of the Final Order, performance) by Seller of this Agreement and the consummation of the transactions contemplated hereby. Subject to the entry of the Final Order, assuming the due execution and delivery of this Agreement by Buyer, this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the enforcement of creditors' rights and general principles of equity (whether applied in a proceeding at law or in equity).

         SECTION 2.3 NO BREACH OF STATUTE OR CONTRACT. Subject to the entry of the Final Order, neither the execution and delivery of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or cause a default under any statute (domestic or foreign),


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judgment, order, writ, decree, rule or regulation of any court or governmental authority applicable to Seller or the Company or any of their respective properties; (b) breach or conflict with any of the terms, provisions or conditions of the respective Certificates or Articles of Incorporation or respective By-Laws of Seller or the Company; or (c) violate, conflict with or breach or require the authorization, consent or approval of any party under any agreement, contract, mortgage, instrument, indenture or license to which Seller or the Company is a party or by which Seller or the Company is or may be bound, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any encumbrance upon, or give to any other party or parties any claim, interest or right, including rights of termination or cancellation in, or with respect to, any of their respective properties or the Shares, except in case of case of clauses (a) and (c), other than as would not have a Material Adverse Effect.

         SECTION 2.4 SUBSIDIARIES. The Company has no subsidiaries. The Company has neither agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or understanding of any nature, as of the date hereof or as may hereinafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any Person. The Company does not directly or indirectly own equity or similar interest in or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any Person.

         SECTION 2.5 OWNERSHIP OF SHARES. Seller is the record and beneficial owner of the Shares. Seller owns the Shares, and the Shares will be transferred to Buyer, free and clear of all liens, claims, charges and other encumbrances and restrictions of any kind or nature. Seller has the power, authority and capacity to transfer and deliver the Shares pursuant to this Agreement and is not party to or bound by any agreement, arrangement or option restricting in any manner the sale and transfer of any of the Shares.

         SECTION 2.6 CAPITALIZATION; SHARES. The Company's authorized capital stock consists of 1,000 shares of Common Stock, of which 275 shares are issued and outstanding on the date hereof. No shares of the Company's capital stock are owned directly or indirectly by the Company. All of the Company's issued and outstanding shares of capital stock are duly authorized and validly issued, fully paid and non-assessable. There are no subscriptions, options, warrants, calls, rights, agreements, commitments, understandings, restrictions or arrangements of any kind relating to the issuance, sale or transfer by the Company of any of its capital stock or relating to the sale or transfer of the Shares, including, without limitation, any rights of conversion or exchange under any outstanding securities or other instruments. There are no voting trusts or other agreements or understandings of any kind with respect to the Shares.

         SECTION 2.7 FINANCIAL STATEMENTS. The combined financial statements (including the related notes) of the Company for the years ended September 30, 2000 and 1999 and the combined financial statements (without related notes) of the Company for the three months ended December 31, 2000 and for the three months ended March 31, 2001 (collectively, the "Financial Statements") heretofore delivered to the Buyer have been prepared in accordance


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with generally accepted accounting principles applied on a consistent basis
(except as may be indicated therein or in any notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. The Financial Statements include the accounts of the Company and World Access UK, Ltd. (the "UK Company").

         SECTION 2.8 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no debts, liabilities or obligations of any kind, whether recourse, non-recourse, accrued, absolute, contingent or other, whether due or to become due, except for (i) liabilities set forth in the Company's combined balance sheet dated March 31, 2001; (ii) debts, liabilities or obligations which have arisen since March 31, 2001 in the ordinary course of business; or (iii) debts, liabilities or obligations less than $50,000 individually or $250,000 in the aggregate.

         SECTION 2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for the filing of the Chapter 11 Case, from September 30, 2000 through the date hereof there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since September 30, 2000 (except that such date shall be March 31,2001 for purposes of subsection (k) below), there has not been, with respect to the Company:

                  (a) any change in the Business or its operations which had a Material Adverse Effect;

                  (b) other than in the ordinary course of business, any net increase in amounts payable by the Company to or for the benefit of or committed to be paid by the Company to or for the benefit of any officer, director, stockholder, consultant, agent or employee of the Company, in any capacity, or in any net benefits granted under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan with respect to any such person;

                  (c) any transaction entered into or carried out other than in the ordinary and usual course of its business;

                  (d) any material adverse change made in the methods of doing business or in the accounting principles or practices or the method of application of such principles or practices;

                  (e) any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to any of its properties that will not be discharged prior to the Closing Date except for Permitted Liens and financing statements filed by personal property lessors as a matter of notification only;

                  (f) except in the ordinary course of business, any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of its properties, assets or services, individually or in the aggregate, in excess of $50,000;


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                  (g)      except in the ordinary course of business, any
purchase of or any agreement to purchase capital assets or any lease or any agreement to lease, as lessee, any capital assets, individually or in the aggregate, with a purchase price or carrying value in excess of $50,000;

                  (h) any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any material contract, agreement, license or other instrument to which the Company is a party, other than any satisfaction by performance in accordance with the terms thereof;

                  (i) any declaration of, or dividend or other distribution to the Company's stockholders, purchase, redemption or reclassification of any of the Company's capital stock or stock split, stock dividend, exchange or recapitalization or execution of any agreement in respect of the foregoing;

                  (j) any damage, destruction or similar loss, whether or not covered by insurance, which had a Material Adverse Effect;

                  (k) any transactions with any Affiliate of the Company other than on an arms' length basis, consistent with past practice; or

                  (l) any commitment by the Company to do any of the foregoing.

         SECTION 2.10 PROPRIETARY RIGHTS. The Company is the sole and exclusive owner of all right, title and interest in and to all material patents (including all reissues, reexaminations, continuations, continuations-in-part and divisions thereof), inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, computer software, trademarks, names, service marks, trade names, copyrights, symbols, logos, franchises and permits of the Company and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof that the Company owns or has the right to use or to which the Company is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices (collectively, the "Intellectual Property Rights"), free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever other than Permitted Liens. Section 2.10 of the Disclosure Statement shall contain a complete and accurate list of all the material the Intellectual Property Rights. Except as would not reasonably be expected to have a Material Adverse Effect (a) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or other agreement to which it is a party and pursuant to which it is authorized to use any third-party patents, trademarks, service marks or copyrights (the "Third-Party Intellectual Property Rights"); (b) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights or through the


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

Company, are currently pending or, to the knowledge of Seller, are threatened in writing by any person; and (c) Seller does not know of any valid ground for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any products as now used, sold or licensed or proposed for use, sale or license by the Company, infringes on any copyright, patent, trademarks, service mark or trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Property Rights by the Company.

         SECTION 2.11 LITIGATION. Section 2.11 of the Disclosure Statement sets forth a complete and accurate list as of the date hereof of all claims, actions, suits, proceedings or, to Seller's knowledge, investigations (collectively, the "Proceedings") pending or, to Seller's knowledge, threatened against or affecting the Company or any of the Company's properties or, to Seller's knowledge, any of the Company's officers or directors in their capacities as such, in, before or by any federal, state, or local or foreign court, governmental agency or other governmental body (each a "Governmental Authority"), other than any such Proceedings which, if adversely determined, would have a Material Adverse Effect. Seller shall update Section 2.11 of the Disclosure Statement as of the Closing Date, but any information on such updated schedule relating to Proceedings arising after the date hereof shall not constitute a breach of this Section 2.11 unless such Proceedings have had or can reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no Proceeding pending or, to the knowledge of Seller, threatened against the Company or any of the Company's properties or, to Seller's knowledge, any of the Company's officers or directors in their capacity as such, in, before or by any Governmental Authority that has had or, with respect to any threatened Proceeding, can reasonably be expected to have, a Material Adverse Effect, nor to Seller's knowledge, has any Governmental Authority notified the Company prior to the date hereof of any intention to conduct any investigation with respect to the Company. To Seller's knowledge, the Company is not subject to or in default with the respect to any judgment, order, writ, injunction or decree or any governmental restriction.

         SECTION 2.12 CONTRACTS AND COMMITMENTS. Section 2.12 of the Disclosure Statement lists all material personal property leases, contracts, agreements, contract rights, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, third party guaranties, indemnifications, arrangements, obligations and understandings to which the Company is a party (other than purchase and sale orders and quotations incurred in the ordinary course of business of the Company) that are currently in effect and that require payments, individually or in the aggregate, in excess of $100,000 (collectively, the "Contracts"). To the knowledge of Seller, each of the Contracts is valid and binding, in full force and effect and enforceable against the Company in accordance with its provisions. The Company has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any of the Contracts. Neither the Company nor, to Seller's knowledge, any other party thereto is in violation of, in default in respect of nor has there occurred an event or condition which, with the


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

passage of time or giving of notice (or both), would constitute a material violation or a default of any Contract other than violation or default that would not have a Material Adverse Effect. No notice has been received by Seller or the Company claiming any such default by the Company or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

         SECTION 2.13      COMPLIANCE WITH LAWS; ENVIRONMENTAL MATTERS.

                  (a) For the purposes of this Section 2.13, the following terms shall have the following meanings:

                           (i)      "Environmental Laws" means the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.ss.ss.9601 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C.ss.ss.6901, et seq., and any other applicable federal, state or local law or statute, ordinance, order, judgment, rule or regulation relating to the environment, its pollution or protection.

                           (ii)     "Hazardous Substance" means any hazardous
waste, hazardous substance, contaminant, solid waste, toxic substance, petroleum, pollutant (as those or similar terms are defined under any Environmental Laws).

                  (b) The Company is in compliance in all material respects with all laws, ordinances, regulations and orders applicable to the Business, and Seller has no notice or actual knowledge of any violations thereof, whether actual, claimed or alleged, except for those instances of non-compliance or those violations as are not reasonably likely to have a Material Adverse Effect.

                  (c) The Company is not the subject of or, to the knowledge of Seller, being threatened to be the subject of (i) any enforcement proceeding, or (ii) any investigation, brought in either case under any Environmental Law, at any time in effect or (iii) any third party claim relating to the violation of any Environmental Law on or off the properties of the Company except for such proceedings, investigations or claims that could not reasonably be expected to have a Material Adverse Effect. The Company has not been notified that it must obtain any permits and licenses or file documents for the operation of its business under any Environmental Laws. The Company has not been notified of any conditions on or off its properties that can reasonably be expected to give rise to any liabilities for the Company, known or unknown, under any Environmental Law and that would reasonably be anticipated to result in a Material Adverse Effect.

                  (d) There are no Hazardous Substances that, to the knowledge of Seller, the Company has used, stored or otherwise held in or on any of the facilities of the Company have been released at or have migrated from such facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata, except for such releases or migrations that are not reasonably likely to have a Material Adverse Effect.

         SECTION 2.14      TAXES.

                  (a) The Company has duly filed all federal, state, local and foreign tax returns and tax reports required to have been filed by it prior to the date hereof and will file, on or before the Closing Date, all such returns and reports that are required to be filed after the date hereof and on or before the Closing Date, all such returns and reports are true, correct and complete in all material respects, none of such returns and reports has been amended, and all taxes, assessments, fees and other governmental charges arising under such returns and reports (i) have been fully paid (or, with respect to any returns or reports filed between the date hereof and the Closing Date, will be), or (ii) are being contested in good faith by appropriate proceedings (and shall be set forth in Section 2.14 of the Disclosure Statement);

                  (b) None of the audits of federal, state, local and foreign tax returns of the Company performed by federal, state, local or foreign taxing authorities has resulted in a material liability for taxes other than as shown on the Financial Statements. No waivers of any applicable statutes of limitations are outstanding. All deficiencies proposed as a result of any audits have been paid or settled. There is no pending or threatened federal, state, local or foreign tax audit of the Company and no agreement with any federal, state, local or foreign tax authority that may materially affect the subsequent tax liabilities of the Company; and

                  (c) The Company has no material liabilities for taxes other than as shown on the Financial Statements, and no federal, state, local or foreign tax authority is now asserting or, to the knowledge of Seller, threatening to assert any deficiency or assessment for additional taxes with respect to the Company.

         SECTION 2.15 EMPLOYEES. To the knowledge of Seller, no executive, key employee or group thereof plans to terminate employment with the Company during the six month period following the date hereof. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strike or material grievance, unfair labor practice or other collective bargaining dispute within the three year period prior to the date hereof. To the knowledge of Seller, the Company has not committed any wrongful discharge or other wrongful act with respect to the employment or termination of any employee prior to the Closing Date that, individually or in the aggregate, can reasonably be expected to result in a Material Adverse Effect.

         SECTION 2.16      COMPANY EMPLOYEE BENEFIT PLANS.

                  (a) For purposes of this Section 2.16, the term Company Benefit Plan means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which the Company or a Company ERISA Affiliate (as hereinafter defined) provides benefits or compensation to or on behalf of employees or former employees of the Company, whether formal or informal, whether or not written, including but not limited to the following:

                           (i)      Arrangements - any bonus, incentive
         compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust;

                           (ii) ERISA Plans - any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

                           (iii) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care, telephone, automobile, department travel or other fringe benefit plans, programs, arrangements, contracts or practices.

                  (b) For purposes of this Section 2.16, the term "Company ERISA Affiliate" means each trade or business (whether or not incorporated) that together with the Company is treated as a single employer under Section 414(b),
(c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (c) The Company does not maintain, nor has it within the preceding two (2) years established or maintained, nor has it within the preceding two (2) years been obligated to make, or otherwise made, contributions to or under or otherwise participated in any Company Benefit Plan.

                  (d) Neither the Company nor any Company ERISA Affiliate maintains, nor has within the preceding two (2) years established or maintained nor has within the preceding two (2) years been obligated to make, or made, contributions to or under any multi-employer plan which is a Company Benefit Plan. The Company does not maintain, nor has it within the preceding two (2) years established or maintained, nor has it within the preceding two (2) years been obligated to make, or made contributions to or under (i) any plan that provides post-retirement medical or health benefits with respect to employees of the Company; (ii) any organization described in Section 501(c)(9) or 501(c)(20) of the Code; (iii) any defined benefit pension plan or money purchase pension plan subject to Title IV of ERISA; or (iv) to the knowledge of Seller, any plan that provides retirement benefits in excess of the limitations in Section 401(a)(17), 401(k), 401(m), 402(g) or 415 of the Code. There is no lien upon any property of the Company outstanding pursuant to Section 412(n) of the Code in favor of any Company Benefit Plan. No assets of the Company have been provided as security for any Company Benefit Plan pursuant to Section 401(a)(29) of the Code.

                  (e) The Company has made available to Buyer a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan: (i) all documents, including any insurance contracts and trust agreements, setting forth the terms of the Company Benefit Plan, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan; (ii) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan; (iii) the annual reports filed for the most recent two plan years and most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan; (iv) the most recent favorable determination letter, opinion or ruling from the Internal Revenue Service for each Company Benefit Plan which is subject to the provisions of Code Section 501(a), the assets of which are held in trust, to the effect that such trust is exempt from federal income tax under Code
Section 501(a); and (v) each other written opinion or ruling received by the Company Benefit Plan from the Department of Labor or the Pension Benefit Guaranty Corporation with respect to such Company Benefit Plans during the preceding two (2) years.

                  (f) To the knowledge of Seller, each Company Benefit Plan that is intended to satisfy Code Section 401(a) (a "401 Plan") and is funded through a trust or insurance contract has at all times satisfied in all material respects, by its terms and its operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code. Any determination letter issued by the IRS to the effect that any such 401 Plan qualifies under Section 401(a) of the Code and that the related trust is exempt from taxation under Section 501(a) of the Code has not been revoked. To the knowledge of Seller, each such 401 Plan, if any, currently complies in form in all material respects with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations and rulings for which amendments are not required. To the knowledge of Seller, each 401 Plan, if any, has been administered in all material respects according to its terms (except for those terms which are inconsistent with the changes required by statutes, regulations and rulings) and in accordance with the requirements of Section 401(a) of the Code. Each such 401 Plan, if any, has been tested for compliance with, and has satisfied the requirements of, Code Sections 401(k)(3) and
(401)(m)(2) of the Code for each plan year ending within 2 years prior to the Date hereof.

                  (g) To the knowledge of Seller, each Company Benefit Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws in all material respects, including (to the extent applicable) Code Section 4980B and there has been no failure to comply with applicable ERISA or other material requirements concerning the filing of reports, documents and notices with the Secretary of Labor and Secretary of Treasury or the furnishing of such documents to participants or beneficiaries that could subject any Company Benefit Plan, the Company or any Company ERISA Affiliate to any material civil or any criminal sanction which could have a Material Adverse Effect.

                  (h) There are no actions, audits, suits or claims known to Seller that are pending or to the knowledge of Seller, threatened against any Company Benefit Plan, any fiduciary of any of Company Benefit Plans with respect to the Company Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans.

                  (i) All amounts required to be contributed under the terms of each Company Benefit Plan and applicable law or required to be paid as expenses under such Company Benefit Plan have been fully and timely paid, and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Benefit Plan. The assets of all Company Benefit Plans that are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Company Benefit Plan equal or exceed the liabilities of each such plan. To the knowledge of Seller, to the extent required by GAAP, the liabilities of each other Company Benefit Plan are properly and accurately reported in all material respects on the financial statements and records of the Company and the assets of each Company Benefit Plan are reported where applicable at their fair market value on the books and records of each plan.

                  (j) To the knowledge of Seller, the Company is not subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of Company's or any Company ERISA Affiliate's engaging in a prohibited transaction under ERISA or the Code, and Seller has no knowledge of any circumstances that reasonably might result in any such material liability, tax or penalty as a result of a breach of fiduciary duty under ERISA. The termination of or withdrawal from any Company Benefit Plan immediately after the Closing Date will not subject to Company or any Company ERISA Affiliate to any additional material contribution requirement or to any other material liability, tax or penalty whatsoever (excluding any liability, tax or penalty attributable solely to the fact that such termination or withdrawal would violate the permanency requirement of Section 401(a) of the code or an excise tax under Code
Section 4980) which could have a Material Adverse Effect. The Company has no obligation to any retired or former employee of the Company, or any current employee of the Company upon retirement, under any Company Benefit Plan.

                  (k) From the date of this Agreement to the Closing Date, no amendment affecting any Company employee or former Company employee shall be made to any Company Benefit Plan, no commitment shall be made to amend any Company Benefit Plan in any way that would affect any Company employee or former employee and no commitment shall be made to continue any Company Benefit Plan or to adopt any new Company Benefit Plan for the benefit of any employees of Company or any Company ERISA Affiliate absent the express written consent of Buyer except as required by law.

                  (l) No payment required to be made to any employee associated with the Company as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (m) The consummation of the transactions contemplated hereby will not accelerate or increase materially liability under any Company Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees of the Company or any Company ERISA Affiliate may be entitled thereunder.

                  (n) To the knowledge of Seller, the Company has, on a timely basis, made all material payments, withholdings and filings of any kind required of it by, and has otherwise complied in all material respects with, any applicable law, regulation or administrative order concerning pension, health, welfare, unemployment, workers' compensation or similar benefits administered by any governmental, regulatory or public body.

         SECTION 2.17 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by or on behalf of Seller, World Access and the Company in such a manner as not to give rise to any claim against Buyer, any Affiliate (as such term is defined in the rules and regulations promulgated under the Securities Act) thereof, Seller or the Company for a finder's fee, brokerage commission, advisory fee or other similar payment.

                                   ARTICLE 3.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that:

         SECTION 3.1 CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         SECTION 3.2 AUTHORIZATION; VALIDITY. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. No declaration, recording or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect upon the business or financial condition of Buyer or upon the ability of the Buyer to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect"). All necessary corporate action has been taken by Buyer with respect to the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby. Assuming the due execution and delivery of this Agreement by Seller and World Access, this Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the enforcement of creditors' rights and general principles of equity (whether applied in a proceeding at law or in equity).

         SECTION 3.3 NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any court or governmental authority applicable to Buyer or any of its material properties;

(b) breach or conflict with any of the terms, provisions or conditions of the Articles of Incorporation or By-Laws of Buyer (each as amended); or (c) except for the consent of the Lenders required by the Revolving Credit and Security Agreement dated March 14, 2000, among the Buyer, the other borrowers from time to time party thereto, the various lenders who are or may become parties thereto as lenders (the "Lenders"), and PNC Bank, National Association, in its capacity as administrative and collateral agent for the Lenders (such consent, the "PNC Consent"), violate, conflict with or breach or require the authorization, consent or approval of any party under any agreement, contract, mortgage, instrument, indenture or license to which Buyer is party or by which Buyer is or may be bound, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any encumbrance upon, or give to any other party or parties, any claim, interest or right, including rights of termination or cancellation in, or with respect to, any of Buyer's properties, except in case of clauses (a) and
(c), other than as would not have a Buyer Material Adverse Effect.

                                   ARTICLE 4.
                                    COVENANTS

         SECTION 4.1 ACCESS TO INFORMATION. Subject to the terms and conditions of the Final Order and except as otherwise directed by the Court, Seller shall cause the Company to afford to Buyer and, on a need to know basis, its accountants, counsel, financial advisors and other representatives (the "Buyer Representatives") full access during normal business hours upon reasonable notice throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including, without limitation, tax returns) and, during such period, shall furnish promptly to the Buyer or Buyer Representatives such information concerning the Company's business as Buyer shall reasonably request, provided that no investigation pursuant to this Section 4.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby. Buyer shall treat, and shall cause the Buyer Representatives to treat, all such materials and information in accordance with the terms and conditions of that certain Confidentiality Agreement dated April 18, 2001 between Buyer and World Access (the "Non-Disclosure Agreement").

         SECTION 4.2 AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided and the terms and conditions of the Final Order and except as otherwise directed by the Court, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and to effect all necessary filings and submissions.

SECTION 4.3       CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE.


         (a) During the period from the date of this Agreement to the Closing Date, except as otherwise contemplated by this Agreement, consented to or approved by Buyer in writing or required by the Bankruptcy Code or order of the Court, Seller shall cause the Company (i) to conduct its Business in the usual, regular and ordinary course consistent with past practice, (ii) to preserve and use its working capital (including cash) consistent with past practice, and (iii) to use its reasonable efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and to retain the services of its officers and key employees.

         (b) Seller agrees that on and or after the date hereof and prior to the Closing Date, without the prior written consent of Buyer or as required by the Bankruptcy Code or the Court, Seller shall not cause or otherwise suffer or permit the Company to:

                  (i) incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent) except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

                  (ii) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than liabilities payable in the ordinary course of business;

                  (iii) mortgage, pledge or subject to lien, charge or any encumbrance, any of the Company's properties or agree so to do, except for Permitted Liens incurred in the ordinary course of business;

                  (iv) sell or transfer or agree to sell or transfer any of its assets, properties or services or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business;

                  (v) consent or agree to a waiver of any right of substantial value;

                  (vi) enter into any transaction other than in the ordinary course of its business;

                  (vii) increase the rate of compensation payable or to become payable by it to any officers, employees or agents of the Company outside of the ordinary course of business;

                  (viii) terminate any contract, agreement, license or other instrument to which it is a party that provides for monthly payments by or to the Company in excess of $10,000 except in the ordinary course of business;

                  (ix) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization except in the ordinary course of business consistent with past practice;

                  (x) make or agree to make any accrual or arrangement for or payment of bonuses of any kind to any officer, employee or agent, except in the ordinary course of business, or make or agree to make any accrual or arrangement for or payment of any special compensation to any such persons;

                  (xi) terminate any employee of the Company earning in excess of $75,000 per annum, other than for cause, or directly or indirectly pay or make a commitment to pay any severance or termination pay to any officer, employee or agent except in the ordinary course of business consistent with past practice;

                  (xii) introduce any new method of management, operation or accounting with respect to its Business;

                  (xiii) offer or extend more favorable prices, discounts or allowances than were offered or extended regularly on and prior to the date hereof;

                  (xiv) make capital expenditures or commitments therefor in excess of $100,000 (individually or in the aggregate) except for repairs and maintenance in the ordinary course of business consistent with past practice;

                  (xv) declare or pay any dividend or make any distribution with respect to the Common Stock;

                  (xvi) pay or make provision for the payment of any intercompany indebtedness, incur any additional intercompany indebtedness from or engage in any form of intercompany transaction with any Affiliate of the Seller other than in the ordinary course of business where there is no net effect on the Company's cash or any other adverse effect on the financial condition of the Company;

                  (xvii) pay, satisfy or otherwise make provision for the payment of any accounts payable of the Company other than in the ordinary course of business consistent with past practice; or

                  (xviii) authorize or enter into any agreement to do any of the foregoing.

         SECTION 4.4 ANNOUNCEMENTS.Except as directed by the Court, none of the parties to this Agreement nor any of their respective Affiliates shall make any public announcements prior to the Closing Date or any time thereafter with respect to this Agreement or the transactions contemplated hereby without the written consent of the other parties hereto, unless advised by counsel that such disclosure is required by law (in which event such party shall promptly notify the other parties hereto).

         SECTION 4.5 SATISFACTION OF CONDITIONS.Each of the parties hereto shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of all of the conditions to Closing.

         SECTION 4.6 WARN ACT.If a plant closing or a mass layoff occurs or is deemed to occur with respect to the Company or any of its facilities at any time on or after the Closing, Buyer shall be solely responsible for providing all notices required under the Work Adjustment and Retraining Notification Act, 29 U.S.C. ss.2109 et seq. or the regulations promulgated thereunder (the "WARN Act") and for taking all remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided.

         SECTION 4.7 MOTION FOR BANKRUPTCY COURT APPROVAL.Within two (2) business days after the date of execution of this Agreement, Seller shall file with the Court a motion (the "Motion") to approve the execution, delivery and performance by Seller of this Agreement and the sale of the Shares to Buyer, free and clear of liens, claims and interests pursuant to Bankruptcy Code ss. 363, subject to higher or better offer obtained through bidding procedures approved by the Court pursuant to the Motion (the "Bidding Procedures"). The Motion shall seek expedited entry of an order by the Court (the "Interim Order") approving the Bidding Procedures and Seller's obligations pursuant to Section
4.8. Following entry of the Interim Order, Seller shall attempt to elicit higher and better offers for the Shares in accordance with the Bidding Procedures, shall conduct any auction required by the Bidding Procedures, and shall seek entry of an order approving the sale of the Shares, free and clear of liens, claims and interests pursuant to Bankruptcy Code ss. 363, either to Buyer in accordance with this Agreement or to Buyer or another offeror pursuant to an alternative stock purchase agreement that culminates from the Bidding Procedures or any auction conducted in accordance with the Bidding Procedures. Seller shall provide appropriate notice of the Motion and the relief sought therein to all Persons entitled to such notice in the Chapter 11 Case and shall diligently seek the Court's entry of such order at or in connection with the hearing (the "Hearing") on the Motion.

         SECTION 4.8 BREAK-UP FEE.In the event the transactions contemplated by this Agreement are not consummated because the Court rules that another offer constitutes a higher and better offer for the Shares (a "Competing Transaction"), and provided the Buyer is not in material breach of this Agreement, then upon the closing of a Competing Transaction approved by the Court the Buyer shall be entitled to recover from Seller a fee (the "Break-Up Fee") equal to $300,000 unless the Buyer is the ultimate acquiror of the Company. Seller agrees to support and use its best efforts to obtain approval of the Break-up Fee pursuant to the Interim Order. The Break-Up Fee shall constitute an expense of administration in the Chapter 11 Cases under Section 503(b)(1)(A) of the Bankruptcy Code entitled to a first priority under Section 507(a)(1) of the Bankruptcy Code, and no order shall be entered in the Chapter 11 Cases which is inconsistent with or diminishes such a priority claim.

         SECTION 4.9 OPERATION OF NACT AFTER CLOSING.Buyer covenants and agrees, from and after the Closing Date, to: (i) operate the Company and cause the Company to operate the Business in the same manner as it was operated prior to the Closing, including the provision of adequate funding; (ii) not take any action that could adversely affect the Business and, in particular, efforts to deploy the VOIP technology; and (iii) use its best efforts to ensure that the VOIP technology is Successfully Deployed on or before September 30, 2001; provided, however, that in no event shall Buyer be obligated to provide the Company funding or working capital during the period commencing on the Closing Date and ending on December 31, 2001 in excess of $2,000,000.00.

         SECTION  4.10   EMPLOYEE MATTERS.

                  (a) Employee Benefits. Buyer agrees to provide employees of the Company ("Company Employees") from and after the Closing Date, benefits that are substantially comparable in the aggregate to the benefits available to similarly situated employees of the Buyer. For purposes of this Section 4.10, "benefits" shall mean any broad-based "Arrangements," "ERISA Plans" or "Other Employee Fringe Benefits" (all as defined in Section 2.16), other than any benefits conferred by or promised under an agreement with an individual. Following the Closing, Buyer shall, and shall cause the Company to (i) waive all pre-existing conditions, exclusions, actively-at-work provisions, waiting periods and any other similar conditions or requirements with respect to participation and coverage of Company Employees and their covered dependents under any group health plan in which Company Employees may be eligible to participate after the Closing Date; (ii) provide each Company Employee with credit for payments made by such Company Employee or his covered dependents prior to the Closing Date for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements under any health insurance plan in which Company Employees or covered dependents may be eligible to participate after the Closing Date; and (iii) provide credit to Company Employees for purposes of determining eligibility to participate, vesting and eligibility for benefits or benefit forms under any employee benefit plan, program or arrangement in which Company Employees may be eligible to participate after the Closing Date, for service prior to the Closing Date with the Company, its Affiliates and predecessors (but only to the extent recognized by the Company and its Affiliates for such purposes immediately preceding the Closing); provided, that the foregoing shall not apply to the extent it would result in duplication of benefits. As of the Closing Date, the Company shall cease to be a participating employer in any and all Company Benefit Plans, except the Company Benefit Plans set forth on Section 4.10 of the Disclosure Statement.

                  (b) Employee Plans. The Company Benefit Plans for which the Company shall have responsibility following the Closing are set forth on
Section 4.10 of the Disclosure Statement.

                  (c) COBRA. Buyer shall be responsible for providing group health coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for each Company Employee and each qualified beneficiary with respect to a Company Employee who is entitled to COBRA coverage under a Company Benefit Plan of Seller as a result of a "qualifying event" (as defined under COBRA) that occurs on or after the Closing Date. Pursuant to the Buyer's assumption of the group health plan maintained by the Company, Buyer shall retain liability for

COBRA coverage for each Company Employee and each qualified beneficiary with respect to a Company Employee that experienced a "qualifying event" prior to, on or after the Closing Date.

                  (d) Administration. Buyer and Seller shall each make their appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits affecting Company Employees.

         SECTION 4.11 NON-COMPETITION AND NON-DISCLOSURE AGREEMENTS.Seller shall use its commercially reasonable efforts to secure from the Chief Executive Officer of the Company and each of the officers and employees of the Company that report directly to such Chief Executive Officer and who shall be identified in Section 4.11 of the Disclosure Statement a non-competition and non-disclosure agreement with the Company in a form reasonably satisfactory to the Buyer and its counsel.

         SECTION 4.12 OWNERSHIP OF THE UK COMPANY.Prior to the Closing, Seller shall take all action necessary to transfer to the Company in a transaction intended to qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended, all of the outstanding equity interests in the UK Company (the "UK Equity Interests"), such that the UK Company shall be a wholly-owned subsidiary of the Company as of the Closing. The UK Equity Interests shall be free and clear of all liens, claims, charges or other encumbrances and restrictions of any kind or nature, and the UK Company shall have as of the Closing Date no debts, liabilities or obligations of any kind, whether recourse, non-recourse, accrued, absolute, contingent or other, whether due or to become due, except for (i) liabilities set forth in the Company's combined balance sheet dated as of March 31, 2001; or (ii) debts, liabilities or obligations which have arisen since March 31, 2001 in the ordinary course of business and in no event in excess of $5,000 individually or $25,000 in the aggregate.

         SECTION 4.13 RELEASE AND TRANSFER OF AFFILIATE RECEIVABLES. Immediately prior to the Closing, Seller shall take all action necessary to cause (i) the Company to release World Access Capital Corp. ("WACC") from its obligation to pay to the Company all amounts owing to the Company to the extent set forth in Section 4.13 of the Disclosure Statement; (ii) Seller and all Affiliates of Seller to release the Company from any obligation that the Company may have to make any payments to Seller or any such Affiliate (other than any in respect of any employee of the Company); (iii) Seller and all Affiliates of Seller to release the Company from any obligation that the Company may have to secure financing or other obligations of Seller or such Affiliates; (iv) the Company to release Seller and all Affiliates of Seller from any obligation that Seller or any such Affiliates may have to make any payments to the Company, except as otherwise expressly provided herein; and (v) WACC to assign and transfer to the Company all of WACC's right, title and interest in and to the receivables owing to WACC in respect of equipment and services sold by the Company (the "WACC Notes"), including any and all security interest in such receivables or any such equipment. From and after the

Closing Date, the Company shall use its commercially reasonable efforts to collect all amounts due under the WACC Notes and will remit to Seller an amount equal to 75% of all amounts collected under the WACC Notes, after deduction for the Company's expenses relating to such collection. From and after the Closing Date, Seller shall cause WACC to assign and transfer to the Company all of WACC's right, title and interest in and to any equipment originally sold by the Company and financed by WACC or by a third party where there is recourse against World Access that is or has come into the possession of WACC or World Access on or after the date hereof as a result of the exercise by WACC or World Access of its rights as a secured creditor (the "Returned Equipment"). Upon receipt by the Company of any of the Returned Equipment, the Company shall use its reasonable commercial best efforts to sell such equipment, and upon such sale, the Company shall pay to WACC or World Access an amount equal to 50% of the cost of such Returned Equipment based on the cost of each type of equipment that constitutes Returned Equipment, which cost shall be agreed to by Buyer and Seller no later than June 15, 2001 and shall be added to the Disclosure Statement as Section
4.13 thereof.

         SECTION 4.14 RELEASE OF CERTAIN OBLIGATIONS.Buyer shall use its commercially reasonable efforts to obtain from Lindsay Wallace a release of Seller and World Access of all obligations and liabilities owing to Lindsay Wallace arising from the sale of the Business (the "Release").

         SECTION 4.15 RELEASE OF GUARANTY.Buyer shall use its commercially reasonable efforts to obtain, and Seller shall assist Buyer in seeking to obtain, a complete release of World Access' obligations pursuant to that certain Guaranty of Lease dated December 30, 1999, by and between World Access and Boggess-Riverwoods Company, L.L.C. (the "Guaranty"); provided, however, that Buyer shall not be obligated to pay any consideration to any third party to obtain such release. To the extent such release cannot be obtained prior to the Closing Date, Buyer shall continue to use its commercially reasonable efforts to obtain such release and, until such release is obtained, Buyer shall indemnify Seller and World Access for any amounts that Seller or World Access is required to pay under the Guaranty.

                                   ARTICLE 5.
                                    CLOSING

         SECTION 5.1 CLOSING.This transaction shall close and all deliveries to be made at the time of closing (the "Closing") shall take place at 10:00 a.m., local time, on the date (the "Closing Date") that is two business days after the date upon which the last of the conditions set forth in Article 6 is satisfied or waived (or on such other date as may be agreed upon from time to time in writing by Seller and Buyer); provided, however, that, notwithstanding the foregoing, in no event shall the Closing occur prior to the 30th day following the date hereof. The Closing shall take place at the offices of Rogers & Hardin LLP, 229 Peachtree Street, 2700 International Tower, Atlanta, Georgia 30303.

         SECTION 5.2 DELIVERIES BY SELLER. On or prior to the Closing Date, Seller shall deliver to Buyer, duly and properly executed, the following:

                  (a) A certificate or certificates representing the Shares, duly endorsed in blank for transfer or accompanied by separate stock powers duly executed in blank.

                  (b) Resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder, certified by the Secretary of Seller.

                  (c) A certificate of the Secretary of State of Delaware dated as of a recent date as to the good standing of the Company in such state.

                  (d) A Certificate of the President and Secretary of Seller in accordance with Section 6.1(d).

                  (e) A Non-competition and Non-Disclosure Agreement to be entered into among Buyer, the Company and Seller substantially in the form attached hereto as Exhibit A (the "Non-competition Agreement").

                  (f) Such other separate instruments or documents that Buyer may reasonably deem necessary or appropriate in order to consummate the transactions contemplated by this Agreement, including, without limitation, all regulatory and contractual consents of third parties.

         SECTION 5.3 DELIVERIES BY BUYER. On or prior to the Closing Date, Buyer shall deliver to Seller all duly and properly executed, the following:

                  (a) Resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the Secretary of Buyer.

                  (b) A certificate of the Secretary of State of the State of Buyer's incorporation dated as of a recent date as to the good standing of Buyer in such state.

                  (c) A certificate of the President and Secretary of Buyer in accordance with Section 6.2(d).

                  (d) The Purchase Price in accordance with Section 1.2 hereof.

                  (e)      The Non-competition Agreement.

                  (f) Such other separate instruments or documents that Seller may reasonably deem necessary or appropriate in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 6.
                       CONDITIONS PRECEDENT TO OBLIGATIONS


         SECTION 6.1 CONDITIONS TO OBLIGATIONS OF BUYER. Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Buyer):

                  (a) Representations and Warranties. Seller's representations and warranties set forth in Article 2 of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made after the transfer of the UK Equity Interests pursuant to Section 4.14 hereof and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or a warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

                  (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller shall have been fully performed and complied with in all material respects on or prior to the Closing Date, including, without limitation, the delivery of the fully executed instruments and documents in accordance with
Section 5.2 hereof.

                  (c) No Adverse Proceeding. There shall be no pending claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, Seller, World Access or the Company, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or the consummation hereof is illegal.

                  (d) Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date, executed by Seller's President and Secretary, to the effect that, to the knowledge of such officers, (i) the conditions set forth in subsections (a), (b) and (c) of this Section 6.1 have been satisfied and (ii) the Certificate of Incorporation and By-laws of the Company shall have not been amended since the date upon which certified copies of each had been delivered to Buyer and remain in full force and effect.

                  (e) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

                  (f) Final Order. This Agreement is and shall be expressly subject to the approval by the Court under Bankruptcy Code ss. 363, and if for any reason whatsoever such approval is not obtained, then this Agreement, except for the provisions of Section 4.8 as approved by the Court in the Interim Order, shall be null and void and of no other force or effect. Furthermore, anything in this Agreement to the contrary notwithstanding, the obligations of Seller further shall be subject to such subsequent relief as may be entered by the Court that prevents the Seller from complying with its obligations under this Agreement prior to Closing. In order for this Agreement to have been approved, the Court shall have entered an order approving the transactions provided for in this Agreement (the "Final Order"), which order shall be in form and substance consistent with this Agreement and reasonably acceptable to the parties hereto and to the Committee of Unsecured Creditors, and the Final Order shall not have been reversed, stayed, modified or amended in any material respects prior to the Closing Date. Without limiting the foregoing, the Final Order shall expressly
(A) authorize and direct the Seller
to perform its obligations under the Agreement and to take or cause to be taken all such actions, and to execute and deliver all such documents and instruments, as are necessary to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, (B) approve the terms and conditions of this Agreement pursuant to Bankruptcy Code ss. 363, (C) find that Buyer shall be entitled to the protections afforded a "good faith" buyer pursuant to Bankruptcy Code ss. 363(m), (D) provide that the sale and transfer of the Shares shall be free and clear of any and all Claims, interests, Liens and Encumbrances to the fullest extent possible under Bankruptcy Code ss. 363 and that all such Claims, interests, Liens and Encumbrances shall attach to the proceeds of sale received by Seller pursuant to this Agreement; and (E) contain a finding that the notice given in the Chapter 11 Case with respect to the Hearing was proper, timely, adequate and sufficient notice of the Motion and complied in all respects with all applicable Federal Rules of Bankruptcy Procedure and local rules of the Bankruptcy Court (collectively, the "Rules") and all applicable orders of the Bankruptcy Court entered in the Chapter 11 Case (including Rules and/or Bankruptcy Court orders governing (i) the Persons entitled to receive notice of a particular proceeding, and (ii) the manner and timing of giving notice of any particular proceeding).

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Seller):

                  (a) Representations and Warranties. Buyer's representations and warranties set forth in Article 3 of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or a warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

                  (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with in all material respects on or prior to the Closing Date, including, without limitation, the delivery and the fully executed instruments and documents in accordance with
Section 5.3 hereof.

                  (c) No Adverse Proceeding. There shall be no pending claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, Seller, World Access or the Company, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or the consummation hereof is illegal.

                  (d) Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date, executed by Buyer's President and Secretary to the effect that, to the knowledge of such officers, the conditions set forth in subsections (a), (b) and (c) of this Section 6.2 have been satisfied.

                  (e)      Final Order. The Court shall have entered the Final
Order.

                  (f) Release. Subject to the terms of Section 1.2 hereof, Seller shall have received the Release.

         SECTION 6.3 RELEASE OF GUARANTY. To the extent the Guaranty has not been released on or as of the Closing Date, Buyer shall have provided Seller and World Access with indemnity in a form reasonably satisfactory to them for any amounts that Seller or World Access is required to pay under the Guaranty.

                                   ARTICLE 7.
                   INDEMNIFICATION; PATENT-RELATED LITIGATION


         SECTION 7.1 SURVIVAL OF COVENANTS AND AGREEMENTS. Each of the covenants and agreements contained in this Agreement and in each of the documents and instruments referred to herein that is intended by its terms to be performed in whole or in part subsequent to the Closing Date shall survive the execution and delivery of this Agreement and the Closing.

         SECTION 7.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as hereinafter provided, none of the representations and warranties contained herein shall survive the Closing and from and after the Closing Date no party hereto or any Affiliate of such party shall have any liability or obligation in respect thereof. Notwithstanding the foregoing, the representations and warranties contained in Article 2 and Article 3 hereof shall survive until March 31, 2002.

         SECTION  7.3    INDEMNIFICATION.

                  (a) Subject to the limitations set forth in this Article 7, Seller shall indemnify and hold harmless Buyer from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation other than any Patent Damages (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from any inaccuracy in or breach of the representations and warranties made in Article 2 of this Agreement (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of Buyer as the Indemnified Party (as hereinafter defined)).

                  (b) Subject to the limitations set forth in this Article 7, Buyer shall indemnify and hold harmless Seller from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of or arising from any inaccuracy in or breach of any of the representations and warranties made by Buyer in Section
3.2 of this Agreement (individually an "Indemnifiable Claim" and collectively

"Indemnifiable Claims" when used in the context of World Access or Seller as the Indemnified Party).

                  (c) For purposes of this Article 7, all Damages shall be computed net of any insurance coverage (from the amount of which coverage there shall be deducted all costs and expenses, including, without limitation, attorneys' fees, of the Indemnified Party not reimbursed by such coverage) with respect thereto that reduces the Damages that would otherwise be sustained; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

         SECTION 7.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification hereunder are subject to the following limitations:

                  (a) The obligation of indemnity in respect of Article 2 and Article 3 hereof shall terminate on March 31, 2002.

                  (b) If, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by the party seeking indemnification, including in detail the basis therefor (the "Indemnified Party"), to the party from whom indemnification is sought (the "Indemnifying Party") or a suit or action based upon a claimed breach is commenced against the Indemnified Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

                  (c) The right of any party hereto to commence or assert an action, suit, claim or proceeding for Damages in respect of the breach of a representation or warranty contained herein shall terminate at the same time that the obligation of indemnification provided herein with respect to such breach shall terminate.

                  (d) In no event shall the aggregate liability of Seller under Section 7.3 hereof exceed $1,000,000 and all amounts payable by Buyer pursuant to Section 7.3 shall be paid by reducing the Deferred Amount (as contemplated by Section 1.2(c) hereof).

         SECTION 7.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS. The Indemnified Party shall give the Indemnifying Party prompt written notice of any third party claim, demand, assessment, suit or proceeding to which the indemnification set forth in Section 7.3 applies, which notice to be effective must describe such claim in reasonable detail (the "Indemnification Notice"). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to control the defense or settlement of any such action subject to the provisions set forth below, but the Indemnified Party may, at its election, participate in the defense of any action or proceeding at its sole cost and expense. Notwithstanding the foregoing, if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with any Indemnifiable Claim, then the Indemnified Party shall be entitled to retain its own counsel as is reasonably satisfactory to the Indemnifying Party at the Indemnifying Party's expense. In the event that such Indemnified Party shall seek indemnification as provided herein, such Indemnified Party shall make available to the Indemnifying Party, at its expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Should the Indemnifying Party fail to defend any such Indemnifiable Claim (except for failure resulting from the Indemnified Party's failure to timely give notice of such Indemnifiable claim), then, in addition to any other remedy, the Indemnified Party may settle or defend such action or proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel. Except as permitted in the immediately preceding sentence, the Indemnifying Party shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld; provided, however, if such approval is unreasonably withheld, the liability of the Indemnifying Party shall be limited to the amount of the proposed compromise or settlement and the amount of the Indemnified Party's reasonable counsel fees incurred in defending such claim, as permitted by the immediately preceding sentence, at the time such consent is unreasonably withheld. Notwithstanding the immediately preceding sentence, the right of the Indemnified Party to compromise or settle any claim without the prior written consent of the Indemnifying Party shall only be available if a complete release of the Indemnifying Party is contemplated to be part of the proposed compromise or settlement of such third party claim.

         SECTION 7.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD-PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give prompt written notice to the Indemnifying Party specifying the nature and amount of the claim asserted (the "Non-Third Party Claim Indemnification Notice"). If the Indemnifying Party, within 30 days (or such longer time as may be necessary for the Indemnifying Party to investigate such Indemnifiable Claim not to exceed 60 days), after receiving the Non-Third Party Claim Indemnification Notice from the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party (the "Contest Notice"), such assertion shall be deemed accepted and the amount of the claim shall be deemed a valid Indemnifiable Claim. During the time period set forth in the immediately preceding sentence, the Indemnified Party shall cooperate fully with the Indemnifying Party in respect of such Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving a Contest Notice to the Indemnified Party within such period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within 60 days after such notice was first given to the Indemnifying Party, such parties may seek any remedy available to them at law or in equity.

         SECTION 7.7 CERTAIN PATENTS. The Company and others are parties to the action (the "Patent-Related Litigation") to be identified as item 1 in
Section 7.7 of the Disclosure Statement relating to that certain United States Patent identified therein (the "Subject Patents"). Notwithstanding anything herein to the contrary, the following provisions shall be applicable with respect to the Patent-Related Litigation from and after the Closing Date:

                  (a) Without limiting in any way the retention by the Company of all of its liabilities, the Buyer and the Company shall assume full responsibility for and control of the Patent-Related Litigation and all liability arising from or relating to the Subject Patents in dispute in the Patent-Related Litigation.

                  (b) The aggregate Patent Damages (as hereinafter defined) shall be borne by the parties hereto in the following proportions: the Company - 50%; and Seller - 50%; provided that the amounts to be borne by Seller shall only be paid (if at all) to the extent that the contingent consideration payable to Seller pursuant to Section 1.3 hereof is required to be paid pursuant to such section, and such amounts to be paid by Seller shall be paid by reducing the amounts otherwise payable under Sections 1.3(a) and 1.3(b) hereof. Notwithstanding anything to the contrary herein, the Company shall not be responsible for any fees or expenses of any counsel to Seller (or any of its Affiliates) in connection with the Patent-Related Litigation.

                  (c) For purposes hereof, "Patent Damages" shall mean any and all of the following amounts paid or payable by or on behalf of the Company that arise from or relate to the Subject Patents, including, without limitation, the Patent-Related Litigation, (including, without limitation, any amounts capable of reasonable estimation in connection with any pending or threatened matter relating to the Subject Patents): (i) reasonable attorneys' fees incurred in defending any claim or prosecuting any defense or counterclaim asserted in the Patent-Related Litigation, including, without limitation, any and all appeals; and (ii) all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, royalties, license fees, any and all reasonable expenses incurred in investigating, preparing or defending the Patent-Related Litigation and amounts paid in settlement thereof.

                  (d) Within 30 days after the end of each calendar quarter, commencing with the calendar quarter in which the Closing Date occurs, Buyer shall give to Seller written notice (the "Patent Damages Notice") of the amount of Patent Damages paid or payable (including, without limitation, those which have been reasonably estimated as provided in Section 7.7(c) above) by it during such calendar quarter, providing reasonable detail of such Patent Damages and accompanying such Patent Damages Notice with supporting invoices and vouchers. If, within 15 days after receiving an Patent Damages Notice, Seller shall not give written notice to the other party announcing its intent to contest such Patent Damages Notice (the "Patent Contest Notice"), such Patent Damages Notice shall be deemed accepted. During the time period set forth in the immediately preceding sentence, the parties shall cooperate fully in respect of such Patent Damages Notice. In the event, however, that Seller contests the Patent Damages Notice by giving an Patent Contest Notice to Buyer within such period, then if the parties, acting in good faith, cannot reach agreement with respect to such contest within 30 days after the Patent Contest Notice was first given, the provisions of Section 7.7(f) hereof shall be applicable.

                  (e) After the Closing, Buyer shall not, and shall cause the Company not to, settle or compromise the Patent-Related Litigation on behalf of the Company, without the express written consent of each of the parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Prior to the Closing, Seller shall not, and shall cause the Company not to, settle or compromise the Patent-Related Litigation on behalf of the Company, without the express written consent of each of the parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

                  (f) Any dispute arising out of this Section 7.7 shall be submitted to the Court.

                  (g) The parties understand and acknowledge that the provisions contained in this Section 7.7 shall constitute Buyer's exclusive remedy with respect to any Patent Damages.

         SECTION 7.8 PAYMENT. In the event that any party is required to make any payment under this Article 7, such party shall promptly pay the other party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article 7, the paying party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 7 and the portion, if any, theretofore paid shall bear interest as provided below. If all or part of any indemnification obligation under this Agreement is not paid when due, then the paying party shall pay the other party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be equal to (i) the lowest rate of interest generally charged from time to time by SunTrust Bank and publicly announced by such bank as its so-called "prime rate" plus (ii) five percent (5%).

                                   ARTICLE 8.
                                   TERMINATION

         SECTION 8.1 TERMINATION BY BUYER. This Agreement may be terminated and cancelled at any time prior to the Closing Date by Buyer upon written notice to Seller if (i) any of the representations or warranties of Seller and World Access contained herein shall prove to be inaccurate or untrue in any material respect, or (ii) any material obligation, term or condition to be performed, kept or observed by Seller hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; provided, however, that Seller shall have 15 days after written notice of such breach specifying in reasonable detail the nature of such breach is given to Seller by Buyer to cure such breach, and Buyer may not terminate this Agreement under this Section 8.1 if such breach is curable by Seller through the exercise of its reasonable efforts within such 15-day period and for so long as Seller continue to exercise such reasonable efforts.

         SECTION 8.2 TERMINATION BY SELLER. This Agreement may be terminated and cancelled at any time prior to the Closing Date by Seller upon written notice to Buyer if (i) any of the representations or warranties of Buyer contained herein shall prove to be inaccurate or untrue in any material respect, or (ii) any material obligation, term or condition to be performed, kept or observed by Buyer hereunder (including, without limitation, Buyer's obligation to purchase the Shares pursuant to Section 1.2 hereof no later than the latest applicable date determined pursuant to Section 5.1 hereof) has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; provided, however, that Buyer shall have 15 days after written notice of such breach specifying in reasonable detail the nature of such breach is given to Buyer by Seller to cure such breach, and Seller may not terminate this Agreement under this Section 8.2 if such breach is curable by Buyer through the exercise of its reasonable efforts within such 15-day period and for so long as Buyer continues to exercise such reasonable efforts; and provided further, however, that the immediately preceding proviso shall not in any event be deemed to extend the Closing Date beyond the latest applicable Closing Date determined pursuant to Section 5.1 hereof.

         SECTION 8.3 TERMINATION BY ANY PARTY. Any party hereto shall have the right to terminate and cancel this Agreement if (i) the Closing Date shall not have occurred on or before July 30, 2001, provided that such failure of occurrence shall not have resulted from the delay, default or breach of such party; or (ii) a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

         SECTION 8.4 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and cancelled at any time prior to the Closing Date by mutual written consent of Buyer, Seller and World Access.

         SECTION 8.5 EFFECT OF TERMINATION. Except as provided in the penultimate and last sentences of this Section 8.5, in the event of termination of this Agreement by any party hereto as provided in this Article 8, this Agreement shall forthwith become void and there shall be no further obligation on the part of any party or their respective officers or directors (except as set forth in this Section 8.5 and in Sections 4.1, 4.4, 9.5 and 9.10 which shall survive the termination). Nothing in this Section 8.5 shall relieve any party from liability for any breach or failure of observance of the provisions of this Agreement.

         SECTION 8.6 SPECIFIC PERFORMANCE. Seller and Buyer agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to Buyer or Seller, Buyer and Seller shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default, threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance.


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

                                   ARTICLE 9.
                            MISCELLANEOUS PROVISIONS

SECTION 9.1 NOTICES. Except as otherwise provided in Section 1.3 hereof, all notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made when received if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar nationally recognized service) or five business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

         If to Seller:          WA Telcom Products Co., Inc.
                                945 E. Paces Ferry Road
                                2240 Resurgens Plaza
                                Atlanta, Georgia  30326
                                Attention:  President

         with a copy to:        Long Aldridge & Norman LLP
                                Suite 5300, 303 Peachtree Street
                                Atlanta, Georgia  30308
                                Attention:  H. Franklin Layson, Esq.

         If to Buyer:           Verso Technologies, Inc.
                                400 Galleria Parkway
                                Suite 300
                                Atlanta, Georgia  30339
                                Attention:  President

         with a copy to:        Rogers & Hardin LLP
                                2700 International Tower, Peachtree Center
                                229 Peachtree Street, N.E.
                                Atlanta, Georgia 30303
                                Attention:  Steven E. Fox, Esq.

         SECTION 9.2 ENTIRE AGREEMENT. This Agreement and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

         SECTION 9.3 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, Seller and World Access and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party except that Buyer shall have the right to assign its rights but not its obligations hereunder to any Affiliate thereof, provided Buyer shall remain liable for all


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its obligations hereunder. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

         SECTION 9.4 CAPTIONS. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

         SECTION 9.5 EXPENSES OF TRANSACTION. Seller and World Access shall pay all costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         SECTION 9.6 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations, representations or warranties hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

         SECTION 9.7 NO THIRD PARTY BENEFICIARIES. Subject to the provisions of Section 9.3 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of the provisions of this Agreement, including without limitation, those of Section 7.7 hereof.

         SECTION 9.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         SECTION 9.9 GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         SECTION 9.10 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Georgia, without regard to the principles of conflicts of laws thereof.

         SECTION 9.11 KNOWLEDGE. As used in this Agreement, the term "knowledge", when used herein with respect to Seller or Buyer, shall mean the knowledge


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

of each of the executive officers of Seller or Buyer, as the case may be, after due inquiry, including, without limitation, due inquiry of independent legal, financial and accounting advisors.

         SECTION 9.12 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         SECTION 9.13 COSTS AND ATTORNEYS' FEES. In the event that any dispute among the parties hereto should result in litigation, the prevailing party shall have and recover against the other parties, in addition to all court costs, expert witness fees and other disbursements, such sum as the court may determine to be a reasonable attorneys' fee, and reasonable fees and costs incurred in connection with the matter prior to the commencement of such litigation.

         SECTION 9.14 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings given them below:

         "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person and any other Person that would be deemed to be an "affiliate" or an "associate" of such Person, as those terms are defined in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended; and shall also have the meaning ascribed to the term "affiliate" by Section 101(2) of the Bankruptcy Code.

         "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy
Procedure.

         "Final Order" shall mean the order of the Court pursuant to Sections 363 and 365 and other applicable provisions of the Bankruptcy Code and Bankruptcy Rules approving Seller's sale, assignment and transfer to the Buyer of the Shares, free and clear of all Liens.

         "Lien" shall have the meaning ascribed to it in ss. 101(37) of the Bankruptcy Code, together with any security interest, mortgage, lien, charge, claim, right, interest, violation, hypothecation, pledge, equity, encumbrance or restriction of any kind against Seller or any property of Seller (other than those created by the Buyer or as a result of any act of the Buyer).

         "Person" shall mean any individual, group, corporation, partnership or other organization or entity.

         "Permitted Liens" shall mean any of the following relating solely to the Company: (i) the security interests, easements or other encumbrances described in Section 9.14 of the Disclosure Statement; (ii) liens in connection with workers' compensation, unemployment insurance or other social security obligations; (iii) deposits, pledges or liens to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature; (iv) mechanics', workers', carriers', warehousemen's, materialmen's, landlords' or other like liens with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently



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conducted; and (v) liens for taxes, assessments, fees or governmental charges or levies not yet due and payable.



                         [Signatures on following page]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                               BUYER:

                               VERSO TECHNOLOGIES, INC.


                               By: /s/ STEVEN A. ODOM
                                   --------------------------------------
                                   Name:  Steven A. Odom
                                   Title: Chairman of the Board and
                                          Chief Executive Officer


                               SELLER:

                               WA TELCOM PRODUCTS CO., INC.


                               By: /s/ W. TOD CHMAR
                                   --------------------------------------
                                   Name:  W. Tod Chmar
                                   Title: Secretary


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